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                                  EXHIBIT 99(a)


There are various risks in purchasing our securities and investing in our business, including those described below. You should carefully consider these factors together with all other information included in this Form 10-QSB.

Lack of Liquidity of the Company's Common Stock

The Company's Common Stock is not listed on the Nasdaq Stock Market ("Nasdaq") or on any national or regional securities exchange, and there is no established trading market for the Company's Common Stock. The Company will continue to attempt to match stockholders who wish to sell Company Common Stock with persons who wish to buy such Common Stock. However, annual trading volume in the Company's Common Stock has averaged only approximately 24,000 shares in the last two most recently completed fiscal years. Therefore, a stockholder who owns a substantial number of shares of Company Common Stock will likely be unable to sell his shares in a short period of time should he or she need or wish to do so.


Dependence on Key Personnel and Management of Growth

The Company's future success will depend upon the continued services of the Company's senior management. The unexpected loss of the services of any of the Company's senior management personnel could have a material adverse effect upon the Company. The Company has entered into employment agreements with certain of its senior management. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel to manage the future growth of the Company. There may be no assurance that the Company will be successful in attracting and retaining such personnel. Further, the Company's ability to manage growth successfully will require the Company to continue to improve its management, financial and operational controls. Failure to do so could have a material adverse effect upon the Company's operating results and financial condition.


Non-Profit Bond Servicing Market; Ability to Increase Bond Servicing Revenues

The Company's future financial performance will depend in significant part upon the size of the non-profit bond market. The market for bonds issued by non-profit organizations is subject to fluctuation due to a number of factors beyond the control of the Company. The Company's revenues from bond servicing activities during the nine-month period ending December 31, 2003 were slightly higher than the comparable prior period, however the Company believes that revenues from bond servicing activities could decline in the future as (i) traditional lenders increase the availability of traditional loan financings at attractive interest rates and other terms to non-profit borrowers, which may decrease the demand for bond financings by non-profit issuers, along with re-financings of existing outstanding bond issues (which terminate the Company's duties as trustee and / or paying agent) and (ii) fewer broker/dealers, some of whom refer bond servicing business to the Company, sell bonds to non-profit issuers. The Company would also suffer a decrease in bond servicing revenues if the Company loses market share with respect to those broker/dealers who do sell bonds to non-profit issuers. The Company's ability to continue to maintain or increase its market share will be dependent upon a number of factors, including the Company's ability to develop and maintain relationships with the broker/dealers who are primarily responsible for the sale of such non-profit bonds. See "-Dependence Upon Certain Business Relationships" below. Revenues from the Company's bond servicing activities accounted for approximately 39% of the Company's total revenues in the nine months ended December 31, 2003. While the level of new bonds issued during the current nine month period was 6% higher than those issued during the comparable prior nine month period, the number of bonds called due to re-financings of existing outstanding bond issues (which terminate the Company's duties as trustee and / or paying agent) for the nine months ended December 31, 2003 were approximately $115 million in original issue amounts, more than double the approximately $55 million in original issue amounts in bond calls for the comparable prior nine month period.


Market for Wealth Management Group Services; Ability to Increase Wealth Management Group Service Revenues

The Company intends for the foreseeable future to limit the activities of its Wealth Management Group segment to the metropolitan Phoenix area. Therefore, the Company's future financial performance will depend in part upon the size of the market for Wealth Management Group services in the metropolitan Phoenix area. Revenues from such activities accounted for approximately 48% of the Company's total revenues in the nine months ended December 31, 2003. The Company's ability to continue to increase its revenues from Wealth Management Group services will be dependent upon a number of factors, including the Company's ability to develop and maintain relationships with professionals (such as attorneys and accountants) who serve as a referral source for these services and the Company's continuing ability to service Wealth Management Group accounts. Additionally, at March 31, 2003, 47% of the Company's Wealth Management Group account assets were held in trust for members of two families, and such accounts accounted for 12% of the Company's Wealth Management Group revenues in the fiscal year ended March 31, 2003. Loss of such revenues could have a material adverse effect on the Wealth Management Group segment and/or the Company's results of operations.


Dependence Upon Certain Business Relationships

The Company depends to a significant extent on its relationships with broker/dealers who are involved in the sale of bonds for non-profit organizations to refer business to the Company for bond servicing duties associated with such offerings. As of March 31, 2003, all bond programs for which the Company had served as trustee and paying agent had been originated by twenty broker/dealers, and four of those broker/dealers had originated bonds representing approximately 80% of the aggregate principal amount of all bonds issued for which the Company served as trustee and paying agent. The loss of or damage to any one of these relationships, or the failure or inability of any one of these broker/dealers to initiate a similar number of non-profit bond offerings in the future, could have a material adverse impact on the Company and its operations. The Company also depends, to a great extent, upon its relationships with trust professionals (such as attorneys and accountants) in the metropolitan Phoenix area to refer opportunities to the Company to provide Wealth Management Group services. The loss of or damage to existing relationships, or the Company's inability to continue to develop additional relationships with trust professionals, could have a material adverse impact on the Company and its operations.


Competition

The principal business segments in which the Company is involved are highly competitive. The Company currently competes with a number of other trust companies to serve as trustee and paying agent for non-profit bond financings, including Reliance Trust Company, Herring National Bank, American Church Trust Company, and Trust Management, Inc. The Company also competes with large banks and other financial institutions for these services. Other companies that do not currently provide these services may enter this business. Additionally, bond issuers compete with traditional lenders and other financing sources for financings to non-profit entities. Continued increases in market share by traditional or other lenders, and decreases in market share by bond issuers, would have a material adverse impact on the Company. The Company also competes with large banks and other financial institutions, including other trust companies, located in the metropolitan Phoenix area for the business of providing wealth management services. Other companies that do not currently provide these services may enter this business.


Regulation, Licensing and Supervision - Net Capital Requirements

The Company's operations are subject to ongoing regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations, including but not limited to regulation by the Arizona Banking Department.

Under applicable rules and regulations of the Arizona Banking Department, the Company files periodic reports with the Department and is subject to periodic examinations by the Department. Additionally, under Arizona law, the Company is required to maintain net capital of at least $500,000; the Company's net capital was approximately $2.94 million at December 31, 2003. Arizona law also requires that $500,000 of the Company's net capital must meet the Department's liquidity requirements. At December 31, 2003, $506,429 of the Company's net capital met the Department's liquidity requirements.

Under legislation which became effective on August 9, 2001 and to which the Company became subject on December 31, 2002, the Company may in certain circumstances be required to maintain additional capital in excess of the capital requirements described immediately above. Specifically, the Company will be required to have additional capital of $250,000 for every $750 million of "non-discretionary assets" and additional capital of $250,000 for every $250 million of "discretionary assets." The term "non-discretionary assets" is defined as"...those assets in which the trust company must obtain from the customer, broker or investment advisor specific direction and instructions regarding both investment strategies and investment executions." The term "discretionary assets" is defined as "...those assets in which the trust company has the unilateral authority to determine investment strategies and execute investment transactions without seeking the concurrence, approval or authority from the customer or any other external party." Additionally, this legislation requires that any trust company whose most recent composite rating from the Arizona Banking Superintendent was "four" as defined in the revised uniform interagency trust rating system must maintain an additional $250,000 in capital, and that any trust company whose most recent composite rating from the Arizona Banking Superintendent was "five" as defined in the above rating system must maintain an additional $500,000 in capital. One-half of any additional capital required by such legislation must be "liquid capital."

The Company believes that approximately $327 million of the funds which it held in the ordinary course of business at December 31, 2003 would be classified as "non-discretionary" assets and approximately $221 million of the funds which it held in the ordinary course of business at December 31, 2003 would be described as "discretionary" assets. The Company also does not believe that its discretionary or its non-discretionary assets will grow in the foreseeable future to the levels which will require additional capital. However, there may be no assurance that the Arizona Banking Department will agree with the Company's classification of its assets as non-discretionary or discretionary, and to date no regulations or interpretations concerning these provisions have been issued by the Arizona Banking Department. Additionally, although the Company does not believe that it is likely to receive a "four" or "five" composite rating from the Arizona Banking Superintendent in the foreseeable future, there may be no assurance in this regard.

In the event the Company is required to have additional capital, including additional liquid capital, the Company believes that this requirement can be satisfied from cash flow from operations, and from funds available under its master note with Church Loans and Investments Trust. The Company terminated its $200,000 working capital line of credit with Bank One on September 29, 2003 because management believed it was no longer needed. There was no use of the facility during the approximately nine months of its availability. Arizona law also requires the Company to maintain a fidelity bond against dishonesty, fraud, theft, embezzlement and other similar insurable losses. Under legislation which became effective on August 9, 2001, this fidelity bond must be in the minimum amount of $2.4 million. Arizona law also requires the Company to maintain errors and omissions insurance of at least $500,000. The fidelity bond and the errors and omissions insurance must also be adequate in relation to the Company's potential exposure. The Company believes that it is in compliance with these requirements and that it will continue to be in compliance with these requirements in the future, including the fidelity bond requirements imposed by the new legislation.

The Arizona Banking Department retains broad discretion to suspend or revoke the certificate of any trust company subject to its jurisdiction (including the Company) upon the occurrence of certain events, including (i) the trust company's violation of any applicable law, rule or order, (ii) the trust company's failure to conduct business in a safe, sound and lawful manner, or
(iii) upon the occurrence of any other event set forth in Arizona Revised Statutes Section 6-864. The Company is also required to comply with federal rules and regulations in connection with the Company's service as trustee for IRA Accounts.

Failure to comply with applicable law could have a material adverse effect on the Company's results of operations and financial condition and could, in certain instances, affect the Company's certificate issued by the Arizona Banking Department. Failure to maintain such a certificate would require the Company to attempt to move its operations to another state, to discontinue its operations, or to attempt to merge or effect another business combination.


Performance of Contractual Duties

In the performance of its duties as trustee and paying agent on bond offerings of non-profit and other organizations, the Company is required to perform certain duties under the trust indenture for such offering and/or the federal Trust Indenture Act (15 U.S.C. ss. 77aaa et seq.) or the applicable state version of such Act (if any). In the Company's capacity as trustee, such duties include: receiving proceeds from the sale of the bonds; distributing such proceeds according to the purposes of the bond offering; investing such proceeds pending distribution; receiving periodic sinking fund payments by the bond issuer; procuring a security interest in collateral from the bond issuer to secure the issuer's bonds; perfecting such security interest; and, in the event of default by a bond issuer, taking possession of and/or selling the collateral. In the Company's capacity as paying agent, such duties include distributing sinking fund payments to bondholders. Failure to perform such duties in the manner required by the trust indenture or applicable law could cause the Company to incur material liabilities, which in turn could have a material adverse effect on the Company's results of operations and financial condition.

Risks Related to Potential Sale of Corporate Trust Division

The  Company  has  entered  into  a  Purchase  and  Assumption   Agreement  (the
"Agreement") dated December 30, 2003 with Happy Bancshares, Inc. and its subsidiary, First State Bank, pursuant to which the Company agreed, subject to the satisfaction of certain conditions described in the Agreement, to sell to First State Bank substantially all of the assets of the Company's Corporate Trust Division. See Part 1: Item 2 - Management's Discussion and Analysis or Plan of Operation - Agreement to Sell Corporate Trust. The closing of the above sale is subject to the satisfaction of certain conditions, including without limitation approval by the Company's shareholders, and there may be no assurance that the Company will be successful in completing the above sale. Additionally, in the event the above sale is completed, the Company will be required to bear the costs of operating a company which files periodic reports with the Securities and Exchange Commission ("SEC"), and is subject to SEC rules and regulations applicable to public reporting companies, unless the Company subsequently sells its Personal Trust Division and terminates its obligation to file periodic reports with the SEC, of which there may be no assurance.

Costs of Compliance with Sarbanes-Oxley Act of 2002

Congress recently enacted the Sarbanes-Oxley Act of 2002, which imposes a number of additional significant and costly obligations on companies that file periodic reports with the Securities and Exchange Commission. Compliance with the Sarbanes-Oxley Act will result in significant additional costs to the Company and will distract the Company's management from its day-to-day activities. Partially as a result of the foregoing, the Company has entered into a Purchase and Assumption Agreement with Happy Bancshares and its subsidiary, First State Bank, for the sale of the Company's Corporate Trust Division. See "Part I: Item 2-Management's Discussion and Analysis or Plan of Operation-Agreement to Sell Corporate Trust Division" and "Risks Related to Potential Sale of Corporate Trust Division" immediately above. The Company is also continuing to actively consider and analyze potential merger, going private and other strategic opportunities with respect to its Wealth Management Group that may benefit the Company and its stockholders.



Change in Securities Laws Affecting Non-Profit Bond Finance Market

Most bond offerings for which the Company serves as trustee and/or paying agent are made in reliance upon an exemption from registration provided by Section 3(a)(4) of the Securities Act of 1933, as amended, and similar exemptions from registration provided for under applicable state securities laws. In the event such federal and/or state exemptions become unavailable for any reason, the Company believes that the market for non-profit bond financings would be materially and adversely affected due primarily to the increased costs associated with registration of such bonds under federal and/or state laws. The foregoing would have a material adverse impact on the Company's fees generated from bond servicing activities and, thus, the Company's results of operations.


Common Stock Dividends

The Company has never paid dividends on its Common Stock. The Company intends for the foreseeable future to retain any earnings to support the growth of the Company's business. The Company therefore does not contemplate paying cash dividends on its Common Stock in the foreseeable future.


Risks Related to Legal Proceeding

The Company has accrued a liability on its December 31, 2003 balance sheet of $47,750 as a result of the litigation described in "Part II-Item 1: Legal Proceedings" of this Form 10-QSB. Approximately $38,000 has also been included in general and administrative expenses in the quarter ended December 31, 2003 for legal fees relating to this litigation. It is also possible that the Company will incur additional liability as a result of the above litigation, including without limitation an obligation to repay to the Trust certain of the trustee's fees, attorneys' fees and costs previously paid to the Company from Trust Assets. The Company is presently unable to determine whether it will incur any such additional liability, the amount, if any, of such potential liability, or the period in which such potential liability may be capable of calculation. See "Part II-Item 1: Legal Proceedings" of this Form 10-QSB.